EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

SPLASH BEVERAGE GROUP INC.

The undersigned, William Meissner, President of Splash Beverage Group Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that, pursuant to Chapter 78 of the Nevada Revised Statutes (the “NRS”) and the Corporation’s Articles of Incorporation, the following resolutions were duly adopted by the Board of Directors of the Corporation on December 8, 2025;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of shares of preferred stock, par value $0.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue 50,000 shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D”).

Section 2. Voting; Liquidation Rights.

(a)       Voting Rights. Subject to the Maximum Percentage (as defined below), each share of Series D shall be entitled to vote with the Corporation’s Common Stock on an as-converted basis.

(b)       Liquidation Rights. The holders of Series D shall rank pari passu with the holders of Common Stock with respect to any liquidation, dissolution or winding up of the Corporation.

Section 3. Conversion.

(a)       Conversion Right. Beginning on the later of (i) the date on which the NYSE American, LLC or such other trading market on which the Common Stock is then listed or quoted (the “Principal Market”) has approved and authorized the issuance of the shares of Common Stock hereunder pursuant to the rules and regulations thereof, and (ii) the date on which the Corporation’s stockholders have approved the issuance of shares of Common Stock issuable hereunder as and to the extent required by the rules and regulations of Principal Market, each holder of Series D may, from time to time, convert any or all of such holder’s shares of Series D into fully paid and non-assessable shares of Common Stock in an amount equal to 100 shares of Common Stock (the “Conversion Ratio”) for each share of Series D converted in accordance with the provisions of this Certificate of Designations of Preferences, Rights and Limitations (the “Certificate of Designations”).

(b)       Conversion Procedure. In order to exercise the conversion right hereunder, the holder of any shares of Series D to be converted shall give written notice to the Corporation at its principal office or such other address or via e-mail as is designated by the Corporation for such purpose, that such holder elects to convert such shares of Series D or a specified portion thereof into shares of Common Stock as set forth in such notice. Within three business days following the Corporation’s receipt of a written notice of conversion setting forth the number of shares of Series D being converted (the “Conversion Notice”) delivered by the holder to the Corporation, the Corporation shall issue the number of shares of Common Stock determined pursuant to this Section 3, which shares of Common Stock may be certificated or in book entry form as the Corporation may elect. In case of conversion hereunder of only a part of the shares of Series D held by the holder, the Corporation shall update its stock ledger for the Series D to reflect the holders’ shares of Series D which have not been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series D

(c)       Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Series D held by a holder of Series D shall not be convertible by such holder, and the Corporation shall not effect any conversion of any Series D held by such holder, to the extent (but only to the extent) that such holder, individually or with any of its affiliates or group, would beneficially own in excess of 4.99% or 9.99% as originally selected by the Holder (the “Maximum Percentage” or the “Beneficial Ownership Limitation”) of the Common Stock (in each case as such terms are defined under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”)). To the extent the above limitation applies, the determination of whether the Series D held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates or group) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates or group) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a holder to convert Series D, or of the Corporation to issue shares of Common Stock to such holder, pursuant to this Section 3(c) shall have any effect on the applicability of the provisions of this Section 3(c) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 3(c), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this Section 3(c) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 3(c) to correct this Section 3(c) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 3(c) shall apply to a successor holder of Series D. For any reason at any time, upon the written or oral request of a holder of Series D, the Corporation shall within one business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations. By written notice to the Corporation, any holder of Series D may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder of Series D.

Section 4. Other Provisions.

(a)       Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series D from time to time outstanding.

(b)       Record Holders. The Corporation and its transfer agent, if any, for the Series D may deem and treat the record holder of any shares of Series D as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 5. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series D remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series D, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series D.

Section 6. Certain Adjustments.

(a)       Stock Dividends and Stock Splits. If the Corporation shall, at any time while the Series D is outstanding: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series D and the Conversion Ratio shall be proportionately and equitably adjusted. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)       Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time-to-time while the Series D is outstanding issues or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other Common Stock, then, and in each event, the Conversion Ratio shall be proportionately and equitably adjusted so that the holder Series D shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that it would have received had the Series D been converted into Common Stock in full (without regard to any conversion limitations herein) on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period).

(c)       Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time-to-time while the Series D is outstanding shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 6(a) and (b) hereof), then, and in each event, an appropriate revision to the Conversion Ratio shall be made and provisions shall be made so that the holder shall have the right thereafter to convert the Series D into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series D might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(d)       Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

Section 7. Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the holders of Series B representing a majority of the outstanding shares of Series B, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 9th day of December, 2025.

By:	/s/ William Meissner
Name:	William Meissner
Title:	President

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